Exhibit 10.2

EXECUTION VERSION

TRANSACTION AND MONITORING FEE AGREEMENT

THIS TRANSACTION AND MONITORING FEE AGREEMENT (this “Agreement”) is made as of December 28, 2012, by and among Ancestry.com Inc., a Delaware corporation (the “Company”), Permira IV Limited (“PIV Ltd.”), Permira Advisers LLC (“Permira Advisers” and together with Permira Limited, “Permira”) and Applegate & Collatos, Inc. (“Spectrum”). Certain capitalized terms used herein are defined in Section 10 below.

WHEREAS, this Agreement is being entered into in connection with the consummation of the transactions contemplated by that certain Agreement and Plan of Merger, dated as of October 21, 2012, by and among Global Generations International Inc., a Delaware corporation and indirect wholly owned Subsidiary of the Company (“Parent”), Global Generations Merger Sub, Inc. (“Merger Sub”), a Delaware corporation and direct wholly owned Subsidiary of Parent and the Company, pursuant to which Merger Sub will merge with and into the Company, with the Company surviving the merger as a wholly owned Subsidiary of Parent (the “Transactions”).

WHEREAS, Permira and Spectrum have expertise in the areas of finance, strategy, investment, acquisitions and other matters relating to the Company, its subsidiaries and their businesses; and

WHEREAS, the Company desires to avail for itself and its subsidiaries, for the term of this Agreement, Permira’s and Spectrum’s expertise in providing financial and structural analysis, due diligence investigations, corporate strategy, other advice and negotiation assistance, which the Company believes will be beneficial to it and its subsidiaries, and Permira and Spectrum wish to provide the services to the Company as set forth in this Agreement in consideration of the payment of the fees described below.

NOW, THEREFORE, the parties agree as follows:

1. Term. This Agreement shall commence on the date hereof and shall terminate (except as provided in the immediately following sentence) on the earliest to occur of (a) the consummation of an IPO, (b) termination by Permira and Spectrum (acting jointly) upon 30 days written notice to the Company, (c) a sale, disposal, transfer or other disposition in one or more transactions (whether directly or indirectly through a merger or other form of transaction) to any Person or Group (as such term is defined in Section 13(d)(3) of the Exchange Act) that is not an Affiliate of any of the Investors of more than 50% of the Ordinary Shares of Ancelux Topco S.C.A., a Luxembourg société en commandite par actions (“SCA”) held by the Investors immediately following the Effective Time and (d) the twelfth anniversary of the date hereof (the “Term”); provided, however, that if no IPO has been consummated prior to the twelfth anniversary, the Term shall be automatically extended thereafter on a year to year basis unless (i) the Company provides written notice to Permira and Spectrum of its desire to terminate this Agreement or (ii) Permira and Spectrum provide written notice to the Company of their desire to terminate this Agreement, in each case, at least 30 days prior to the expiration of the Term or any extension thereof. The provisions of Sections 3(d), 3(e), 3(f), 6, 7, 8, 9, 10, 11, 12, 13, 14, 15, 16, and 17 and obligations to pay any outstanding unpaid fees and reimbursable expenses hereunder and accrued interest thereon shall survive the termination of this Agreement.

2. Services. Permira and Spectrum shall perform or cause to be performed such services for the Company and its subsidiaries as mutually agreed by the Company, Permira and Spectrum (the “Monitoring Services”), by and through Permira and Spectrum and/or their respective assigns, affiliates, officers, employees and/or representatives and third parties, as Permira and Spectrum in their sole discretion may designate from time to time, which include monitoring, management, advisory and consulting services in relation to the affairs of the Company and its subsidiaries.

3. Monitoring Fee.

(a) In consideration of Permira’s and Spectrum’s undertaking to provide the Monitoring Services hereunder, the Company shall pay Permira and Spectrum or one or more of their designees an annual advisory fee (the “Monitoring Fee”) in an aggregate amount for each fiscal year equal to $1,500,000 payable in arrears in quarterly installments (based on twelve 30-day months), for the period beginning on the date hereof and ending upon the termination of this Agreement as provided in Section 1 hereof. The Monitoring Fee shall be payable by the Company whether or not the Company actually requests that Permira or Spectrum provide any Monitoring Services. The Monitoring Fee payable to Permira and Spectrum shall be allocated 83.87% to Permira and 16.13% to Spectrum.

(b) (i) The first installment of the Monitoring Fee, for the period beginning on the date hereof and ending December 31, 2012, shall be payable on December 31, 2012 (unless otherwise directed by Permira, but in any event such amount shall be paid to Permira and Spectrum on the same date) in an amount equal to $375,000 multiplied by a fraction (A) the numerator of which is the actual number of days from and including the date hereof to and including December 31, 2012 and (B) the denominator of which is 90, and (ii) the second installment of the Monitoring Fee, for the period beginning on January 1, 2013 and ending on March 31, 2013, shall be payable on March 31, 2013 (unless otherwise directed by Permira, but in any event such amount shall be paid to Permira and Spectrum on the same date) in an amount equal to $375,000.

(c) Except as otherwise provided in Section 3(d) hereof, all subsequent payments of the Monitoring Fee shall be in quarterly installments, payable in arrears on September 30, December 31, March 31 and June 30 of each year, in an amount equal to $375,000.

(d) Upon the consummation of an IPO, the Company shall be obligated to pay to Permira and Spectrum or one or more of their designees a termination fee (the “Termination Fee”) in connection therewith, calculated as the net present value (using a discount rate equal to the yield as of the date of the IPO on U.S. Treasury securities of like maturity based on the times such payments would have been due) of the Monitoring Fees that would have been payable with respect to the period from the date of the IPO through the twelfth anniversary of the date hereof, or, if terminated following the twelfth anniversary of the date hereof, through the first anniversary of the date hereof that occurs after the date of the IPO; provided, that Permira and Spectrum will each only be paid one Termination Fee regardless of the number of public offerings by the Company or any of its subsidiaries. The Termination Fee payable to Permira and Spectrum shall be allocated 83.87% to Permira and 16.13% to Spectrum.

(e) Notwithstanding anything to the contrary contained herein, the Company shall accrue but not pay the Monitoring Fee if and for so long as (i) any such payment would constitute a default (or any event which might, with the lapse of time or the giving of notice or both, constitute a default) under the Company or any of its subsidiaries financing agreements (a “Default”); provided, however, that the Company shall be obligated to pay any accrued Monitoring Fees deferred under this Section 3(e)(i) to the extent that such payment would not constitute a Default, or (ii) Permira instructs the Company not to pay all or any portion of the Monitoring Fee during any fiscal year; provided, however, that if Permira instructs the Company to not pay all or any portion of the Monitoring Fee payable to Spectrum during any fiscal year, the Company shall not pay all or a proportionate portion of the Monitoring Fee payable to Permira during such fiscal year. Interest will accrue on all due and unpaid Monitoring Fees not paid pursuant to clause (i) of the preceding sentence at the Default Rate until such Monitoring Fees are paid, and such interest shall compound annually. The “Default Rate” shall be LIBOR (as such term is defined in the Company’s financing agreements) plus 8% per annum.

(f) In addition to the Monitoring Fee, the Company shall reimburse Permira and Spectrum, promptly upon request together with reasonable supporting documentation thereof, for (i) all reasonable out-of-pocket expenses incurred by Permira and Spectrum in connection with each of their obligations hereunder, including, but not limited to, travel and lodging expenses, and (ii) all reasonable out-of-pocket expenses of any consultants, legal counsel, subcontractors and other third parties incurred by Permira and Spectrum in connection with Permira’s and Spectrum’s obligations hereunder (such reimbursement of expenses pursuant to this Section 3(f)(ii) to be reasonably approved by the Chief Executive Officer of the Company).

(g) The portion of any Monitoring Fee paid to Permira pursuant to this Section 3 shall be paid 75% to PIV Ltd. and 25% to Permira Advisers.

4. Transaction Fees.

(a) The Company shall pay Permira a transaction fee (the “Transaction Fee”) in an aggregate amount equal to $15,300,000, which Transaction Fee shall be payable at the Closing (or at such other time as agreed between Permira and the Company).

(b) It is the understanding of the parties that Permira may be involved with actual or potential acquisitions, divestitures, financings or other major transactions involving the Company and its subsidiaries in which case Permira or one or more of its designees shall be entitled to such compensation as the Company and Permira shall mutually agree in addition to any other fees payable pursuant to this Agreement; provided, that any fees payable pursuant to this Section 4(b) must be approved by a majority of the Investor Interests held by Spectrum and the Other Investors (which majority must include the Investor Interests held by Spectrum).

(c) The Transaction Fee and any other fee paid to Permira pursuant to this Section 4 shall be paid 100% to PIV Ltd.

5. Personnel. Permira and Spectrum shall provide and devote to the performance of this Agreement such employees and agents of Permira and Spectrum, respectively, as each of Permira and Spectrum shall deem appropriate to the furnishing of the services required.

6. Liability.

(a) None of Permira, nor any of its Affiliates or their respective partners, members, employees or agents (collectively, the “Permira Designees”) shall be liable to the Company or any of its subsidiaries or Affiliates for any loss, liability, damage or expense (collectively, a “Loss”) arising out of or in connection with this Agreement or the performance of services contemplated hereunder (including, without limitation, the performance of services provided pursuant to Section 4(b) above), unless and then only to the extent that such Loss is determined by a court of competent jurisdiction in a final, non-appealable determination to have resulted from gross negligence or willful misconduct on the part of Permira or the Permira Designees, and in no event shall the aggregate liability of Permira and the Permira Designees with respect to this Agreement or the services provided hereunder exceed the aggregate amount of all Monitoring Fees and Transaction Fees paid to Permira or its designees pursuant to this Agreement. Permira makes no representations or warranties, express or implied, in respect of the services to be provided by Permira or the Permira Designees. Except as Permira may otherwise agree in writing on or after the date hereof, nothing herein will in any way preclude Permira, the Permira Funds or the Permira Designees or their respective partners (both general and limited), members (managing or otherwise), officers, directors, employees, agents or representatives from engaging in any business activities or from performing services for its own or their account or for the account of others, including for companies that may be or are in competition with the business conducted by the Company, and none of Permira, the Permira Funds or the Permira Designees shall have any duty (contractual or otherwise) to communicate or present any corporate opportunity to the Company or any of its subsidiaries or Affiliates and none of them shall have any liability to the Company or any of its subsidiaries or Affiliates for breach of any duty (contractual or otherwise) by reason of the fact that Permira, the Permira Funds or the Permira Designees directly or indirectly pursue or acquire such opportunity for themselves, direct such opportunity to another Person or do not present such opportunity to the Company or any of its subsidiaries or Affiliates. In no event will any of the parties hereto be liable to any other party hereto for any punitive, exemplary, indirect, special, incidental or consequential damages, including lost profits or savings, whether or not such damages are foreseeable, or in respect of any liabilities relating to any third party claims (whether based in contract, tort or otherwise), unless such liability is determined by a court of competent jurisdiction in a final, non-appealable determination to have resulted from gross negligence or willful misconduct on the part of Permira or the Permira Designees.

(b) None of Spectrum, nor any of its Affiliates or their respective partners, members, employees or agents (collectively, the “Spectrum Designees”) shall be liable to the Company or any of its subsidiaries or Affiliates for any Loss arising out of or in connection with this Agreement or the performance of services contemplated hereunder, unless and then only to the extent that such Loss is determined by a court of competent jurisdiction in a final, non-appealable determination to have resulted from gross negligence or willful misconduct on the part of Spectrum or the Spectrum Designees, and in no event shall the aggregate liability of Spectrum and the Spectrum Designees with respect to this Agreement or the services provided hereunder exceed the aggregate amount of all Monitoring Fees paid to Spectrum or its designees pursuant to this Agreement. Spectrum makes no representations or warranties, express or implied, in respect of the services to be provided by Spectrum or the Spectrum Designees. Except as Spectrum may otherwise agree in writing on or after the date hereof, nothing herein will in any way preclude Spectrum, the Spectrum Funds or the Spectrum Designees or their respective partners (both general and limited), members (managing or otherwise), officers, directors, employees, agents or representatives from engaging in any business activities or from performing services for its own or their account or for the account of others, including for companies that may be or are in competition with the business conducted by the Company, and none of Spectrum, the Spectrum Funds or the Spectrum Designees shall have any duty (contractual or otherwise) to communicate or present any corporate opportunity to the Company or any of its subsidiaries or Affiliates and none of them shall have any liability to the Company or any of its subsidiaries or Affiliates for breach of any duty (contractual or otherwise) by reason of the fact that Spectrum, the Spectrum Funds or the Spectrum Designees directly or indirectly pursue or acquire such opportunity for themselves, direct such opportunity to another Person or do not present such opportunity to the Company or any of its subsidiaries or Affiliates. In no event will any of the parties hereto be liable to any other party hereto for any punitive, exemplary, indirect, special, incidental or consequential damages, including lost profits or savings, whether or not such damages are foreseeable, or in respect of any liabilities relating to any third party claims (whether based in contract, tort or otherwise), unless such liability is determined by a court of competent jurisdiction in a final, non-appealable determination to have resulted from gross negligence or willful misconduct on the part of Spectrum or the Spectrum Designees.

7. Indemnity.

(a) The Company and its subsidiaries shall defend, indemnify and hold harmless Permira and each of the Permira Designees (each such Person being a “Permira Indemnified Party”) from and against any and all Losses arising from any claim by any Person with respect to, or in any way related to, this Agreement (including reasonable attorneys’ fees) (collectively, “Claims”) resulting from any act or omission of any Permira Indemnified Party except to the extent that such Loss is determined by a court in a final order from which no appeal can be taken to have resulted from the gross negligence or willful misconduct of such Permira Indemnified Party. The Company and its subsidiaries shall defend at their own cost and expense any and all suits or actions (just or unjust) which may be brought against the Company and its subsidiaries or any Permira Indemnified Party, or in which any Permira Indemnified Party may be impleaded with others, upon any Claims, or upon any matter, directly or indirectly, related to or arising out of this Agreement or the performance of the obligations hereunder by any Permira Indemnified Party (including, without limitation, the performance of services pursuant to Section 4(b) above), except that if such damage is determined by a court in a final order from which no appeal can be taken to have resulted from the gross negligence or willful misconduct by a Permira Indemnified Party then such Permira Indemnified Party shall reimburse the Company and its subsidiaries for the costs of defense and other costs incurred by the Company and its subsidiaries. Notwithstanding anything to the contrary contained in this Agreement, in no event will the liability of Permira or the Permira Designees in connection with this Agreement exceed the aggregate amount of all Monitoring Fees and Transaction Fees paid to Permira hereunder.

(b) The Company and its subsidiaries shall defend, indemnify and hold harmless Spectrum and each of the Spectrum Designees (each such Person being a “Spectrum Indemnified Party”) from and against any and all Losses arising from any Claims resulting from any act or omission of any Spectrum Indemnified Party except to the extent that such Loss is determined by a court in a final order from which no appeal can be taken to have resulted from the gross negligence or willful misconduct of such Spectrum Indemnified Party. The Company and its subsidiaries shall defend at their own cost and expense any and all suits or actions (just or unjust) which may be brought against the Company and its subsidiaries or any Spectrum Indemnified Party, or in which any Spectrum Indemnified Party may be impleaded with others, upon any Claims, or upon any matter, directly or indirectly, related to or arising out of this Agreement or the performance of the obligations hereunder by any Spectrum Indemnified Party, except that if such damage is determined by a court in a final order from which no appeal can be taken to have resulted from the gross negligence or willful misconduct by a Spectrum Indemnified Party then such Spectrum Indemnified Party shall reimburse the Company and its subsidiaries for the costs of defense and other costs incurred by the Company and its subsidiaries. Notwithstanding anything to the contrary contained in this Agreement, in no event will the liability of Spectrum or the Spectrum Designees in connection with this Agreement exceed the aggregate amount of all Monitoring Fees and Transaction Fees paid to Spectrum hereunder.

(c) The Company hereby acknowledges that the Permira Indemnified Parties and the Spectrum Indemnified Parties have certain rights to indemnification, advancement of expenses and/or insurance provided by the investment funds managed by Permira and Spectrum, respectively, and certain of their Affiliates (collectively, the “Fund Indemnitors”). The Company hereby agrees with respect to any indemnification, hold harmless obligation, expense advancement or reimbursement provision or any other similar obligation whether pursuant to or with respect to this Agreement, the organizational documents of the Company or any other agreement, as applicable, (i) that the Company is the indemnitor of first resort (i.e., its obligations to the Permira Indemnified Parties and the Spectrum Indemnified Parties are primary and any obligation of the Fund Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by any Permira Indemnified Party and the Spectrum Indemnified Party are secondary), (ii) that the Company shall be required to advance the full amount of expenses incurred by any Permira Indemnified Party or Spectrum Indemnified Party, as applicable, and shall be liable for the full amount of all costs, damages, penalties, fees and expenses paid in settlement to the extent legally permitted and as required by the terms of this Agreement, the organizational documents of the Company or any other agreement, as applicable, without regard to any rights any Permira Indemnified Party or Spectrum Indemnified Party may have against the Fund Indemnitors, and (iii) that the Company irrevocably waives, relinquishes and releases the Fund

Indemnitors from any and all claims against the Fund Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Company further agrees that no advancement or payment by the Fund Indemnitors on behalf of any Permira Indemnified Party or Spectrum Indemnified Party with respect to any claim for which any Permira Indemnified Party or Spectrum Indemnified Party has sought indemnification from the Company shall affect the foregoing and the Fund Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of any Permira Indemnified Party or Spectrum Indemnified Party against the Company. The Company agrees that the Fund Indemnitors are express third-party beneficiaries of the terms of this Section 7(c).

8. Independent Contractor. The parties acknowledge and agree that Permira and Spectrum are and shall act as independent contractors of the Company in the performance of their duties hereunder. Neither Permira nor Spectrum is, and in the performance of its duties hereunder it will not hold itself out as, an employee, agent or partner of the Company or any of its respective subsidiaries.

9. Notices. All notices hereunder shall be in writing and shall be delivered personally, mailed by United States mail, postage prepaid, or sent by facsimile or electronic mail, in each case addressed to the parties as follows:

to the Company:

Ancestry.com Inc.

360 West 4800 North

Provo, Utah 84604

Attn: Howard Hochhauser, Chief Operating Officer and Chief Financial Officer

William Stern, General Counsel

with a copy, which shall not constitute notice, to:

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, New York 10004

Attention: Robert Schwenkel, Esq. and Brian Mangino, Esq.

Tel.: 212-859-8167; 202-639-7258

Fax: 212-859-4000

to Permira:

Permira Advisers LLC

64 Willow Place, Suite 101

Menlo Park, California 94025

Attention: Brian Ruder

with a copy, which shall not constitute notice, to:

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, New York 10004

Attention: Robert Schwenkel, Esq. and Brian Mangino, Esq.

Tel.: 212-859-8167; 202-639-7258

Fax: 212-859-4000

to Spectrum:

Spectrum Equity Investors

333 Middlefield Road

Suite 200

Menlo Park, California 94025

Attention: Victor Parker

with a copy, which shall not constitute notice, to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention: Jeffrey Symons

Telephone: 212-446-4800

Facsimile: 212-446-6460

10. Certain Definitions. Capitalized terms used but not otherwise defined herein shall have the meaning given such terms in the Shareholders Agreement of SCA dated as of even date herewith.

11. Assignment. No party hereto may assign any obligations hereunder to any other party without the prior written consent of the other parties (which consent shall not be unreasonably withheld); provided, however, that Permira or Spectrum may, without the consent of the other parties hereto, assign its rights under this Agreement in whole or in part to any of its Affiliates.

12. Amendments; Waiver. No amendment, supplement or modification of this Agreement nor waiver of the terms or conditions hereof shall be binding upon the other parties hereto unless and until approved in writing by an authorized representative of each such party. The failure of a party to this Agreement to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

13. Successors. This Agreement and all the obligations and benefits hereunder shall inure to the successors and permitted assigns of the parties.

14. Counterparts. This Agreement may be executed and delivered by each party hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original and all of which taken together shall constitute but one and the same agreement. This Agreement and any amendments hereto, to the extent signed and delivered by means of a facsimile machine or electronic mail transmission, shall be treated in all manner and respects as an original agreement and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

15. Entire Agreement. The terms and conditions hereof constitute the entire agreement between the parties hereto with respect to the subject matter of this Agreement and supersede all previous communications, either oral or written, representations or warranties of any kind whatsoever, except as expressly set forth herein.

16. Governing Law. All issues concerning this agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of New York.

17. WAIVER OF JURY TRIAL. EACH PARTY TO THIS AGREEMENT HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH PARTY TO THIS AGREEMENT HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

* * * * *

IN WITNESS WHEREOF, the parties have executed this Transaction and Monitoring Fee Agreement as of the date first written above.

THE COMPANY:

ANCESTRY.COM INC.

By:	/s/ Howard Hochhauser
Name:	Howard Hochhauser
Title:	Chief Financial Officer

PERMIRA:

PERMIRA ADVISERS LLC

By:	/s/ John Coyle
Name:	John Coyle
Title:	Managing Director

PERMIRA IV LIMITED

By:	/s/ Alistair Boyle
Name:	Alistair Boyle
Title:	Permira

[Signature Page to the Monitoring Agreement]

SPECTRUM:

APPLEGATE & COLLATOS, INC.

By:	/s/ Randy J. Henderson
Name:	Randy J. Henderson
Title:	Treasurer and Secretary

[Signature Page to the Monitoring Agreement]